Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-229285) on Form S-8 and (No. 333-273242) on Form F-3 of our reports dated April 24, 2024, with respect to the consolidated financial statements of Opera Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG AS

Oslo, Norway

April 30, 2024